 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2012

      EATON VANCE CORP.

(Exact name of registrant as specified in its charter)

               Maryland                                        1-8100                                                     04-2718215

    (State or other jurisdiction

(Commission

(IRS Employer

        of incorporation)

  File Number)

            Identification No.)

    Two International Place, Boston, Massachusetts

             02110

(Address of principal executive offices)

          (Zip Code)

Registrant’s telephone number, including area code   (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On June 15, 2012, Eaton Vance Management Canada Ltd., a British Columbia corporation (“EVMC”), entered into a Share Purchase Agreement (the “Agreement”) with Hexavest Inc., a Québec corporation (“Hexavest”), its shareholders (collectively, the “Shareholders”) and 9264-7064 Québec Inc., a Québec corporation (collectively with Hexavest and the Shareholders, the “Sellers”).  EVMC is a wholly-owned subsidiary of Eaton Vance Corp., a Maryland corporation (the “Company”).  The following description of the Agreement does not purport to be a complete description of all terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Pursuant to the terms and conditions set forth in the Agreement, EVMC will acquire 49% of the issued and outstanding capital stock of Hexavest (the “Acquisition”).  At the closing of the Acquisition (the “Closing”), EVMC will pay to the Shareholders an aggregate amount (the “Closing Date Payment”) to be determined based upon an average of (i) certain of Hexavest’s annualized revenues as of June 15, 2012 and (ii) a good faith estimate of such annualized revenues of Hexavest as of the date of the Closing, with a portion of the Closing Date Payment being subject to retention in escrow and with the Closing Date Payment being subject to adjustment after the Closing.  EVMC currently estimates that the Closing Date Payment will be approximately $185.0 million.  The Shareholders may be entitled to receive from EVMC up to two additional contingent payments based upon Hexavest’s revenues during the first two 12-calendar-month periods following the Closing.  EVMC also will have the option to acquire additional capital stock of Hexavest during a 60-day period in 2017 such that, upon settlement if EVMC exercises such option, EVMC’s ownership interest in Hexavest would represent 75% of the then outstanding capital stock of Hexavest.

The Agreement contains customary representations, warranties and covenants.  The Agreement may be terminated (i) at any time prior to the Closing by the written agreement of EVMC and the representative for the Shareholders named in the Agreement (the “Shareholders’ Representative”); (ii) by either EVMC or the Shareholders’ Representative if the transactions contemplated by the Agreement have not been consummated on or before 5:00 p.m., Eastern time, on October 31, 2012, subject to certain exceptions; and (iii) by either EVMC or the Shareholders’ Representative if the non-terminating party or any of its affiliates have failed to perform and comply with, in all material respects, all agreements, covenants and conditions required to have been performed or complied with by such party or its affiliates prior to the time of such termination, with such failure not having been cured within 15 business days following written notice of such failure.  The Closing is subject to certain customary closing conditions, including the entrance by the parties into certain ancillary agreements.

The Agreement has been summarized to provide information regarding its material terms.  The Agreement is not intended to provide any other factual information about the Company, EVMC or any of the Sellers.  The representations, warranties and covenants contained in the Agreement (i) were made solely for purposes of the Agreement and as of specific dates; (ii) in certain cases are subject to qualifications and limitations agreed upon by the parties to the Agreement, including being qualified by disclosures made for the purposes of allocating contractual risk among such parties instead of establishing these matters as facts; and (iii) may be subject to standards of materiality applicable to the parties to the Agreement that differ from those applicable to security holders of the Company.  Information concerning the subject matter of the representations and warranties may change after the date of the Agreement, and the subsequent information may or may not be fully reflected in the Company’s public disclosures.

On June 18, 2012, the Company issued a press release announcing that it entered into the Agreement.  English and French copies of the press release are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
2.1	Share Purchase Agreement, dated as of June 15, 2012, by and among Hexavest Inc., its shareholders, 9624-7064 Québec Inc. and Eaton Vance Management Canada Ltd.
99.1	Press release dated June 18, 2012 (English Version).
99.2	Press release dated June 18, 2012 (French Version).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.

(Registrant)

By:

/s/ Laurie G. Hylton

Laurie G. Hylton

Chief Financial Officer & Chief

Accounting Officer

Dated:  June 20, 2012